Dresdner RCM Global Strategic Income Fund, Inc.
(Formerly Kleinwort Benson Australian Income Fund, Inc.)
2000 Annual Stockholders' Meeting Results (Unaudited)

	The following matters were submitted to a vote of stockholders at the Fund's
 2000 Annual Meeting of Stockholders held on October 26, 2000 as adjourned and reconvened on November 7, 2000.

To elect three Directors of the Fund, each to hold office for a term of three years and until his successor is duly elected and qualified.

	The following nominees were proposed by the Fund's Board of Directors:

	The Earl of Limerick
	The votes were cast:	For (3,267,624)		Withheld (349,500)	Non-votes (8,337,442)

	Leonard T. Hinde
	The votes were cast:	For (3,302,113)		Withheld (315,011)	Non-votes (8,337,442)

	G. William Miller
	The votes were cast:	For (3,327,485)		Withheld (289,639)	Non-votes (8,337,442)

The following nominees were proposed by a Fund stockholder and included in an opposing proxy statement:
Philip Goldstein
The votes were cast:	For (4,339,529)		Withheld (144,493)	Non-votes (7,470,544)

Glenn Goodstein
The votes were cast:	For (4,336,824)		Withheld (147,198)	Non-votes (7,470,544)

Andrew Dakos
The votes were cast:	For (4,338,547)		Withheld (145,475)	Non-votes (7,470,544)

To ratify the selection by the Board of Directors of PricewaterhouseCoopers
 LLP as independent public accountants for the fiscal year ending October 31, 2000.

The votes were cast: For (6,155,059)	Against (146,413) Abstain (1,800,148)
	Non-votes (3,852,946)

To consider a stockholder proposal urging the Board of Directors to take the steps necessary to convert the Fund to an open-end Fund.

	The votes were cast: For (5,302,802)	Against (2,615,991) Abstain (182,352)
	Non-votes (3,853,421)

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